Exhibit 8

                         SIDLEY AUSTIN BROWN & WOOD LLP

     CHICAGO                   787 SEVENTH AVENUE                 BEIJING
     ------                 NEW YORK, NEW YORK 10019               ------
     DALLAS                  TELEPHONE 212 839 5300                GENEVA
     ------                  FACSIMILE 212 839 5599                ------
  LOS ANGELES                    www.sidley.com                  HONG KONG
     ------                                                        ------
 SAN FRANCISCO                    FOUNDED 1866                    LONDON
     ------                                                        ------
  WASHINGTON, D.C.                                               SHANGHAI
                                                                   ------
                                                                 SINGAPORE
                                                                   ------
                                                                   TOKYO


                                March 27, 2003

LaSalle Hotel Properties
4800 Montgomery Lane, Suite M 25
Bethesda, MD  20814

      Re:  REIT Federal Income Tax Opinion
           -------------------------------

Ladies and Gentlemen:

      You have requested our opinions concerning certain federal income tax matters with respect to LaSalle Hotel Properties, a Maryland Real Estate Investment Trust (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "SEC") on or about March 19, 2003, relating to the registration of Common Shares of Beneficial Interest, $0.1 per value per share, Common Share Warrants, Preferred Shares of Beneficial Interest, $.01 per value per share, and Depositary Shares representing Preferred Shares. The requested opinions relate to (i) the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code") for taxable years commencing with the Company's taxable year ending December 31, 1998, (ii) the treatment of LaSalle Hotel Operating Partnership, L.P. (the "Operating Partnership") as a partnership for federal income tax purposes and (iii) the accuracy of the discussion in the Registration Statement under the caption "Federal Income Tax Considerations." Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     In rendering the following opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of these opinions, including (i) the Company's Articles of Amendment and Restatement of Declaration of Trust ("Declaration of Trust"), (ii) the Articles Supplementary to the Declaration of Trust, (iii) the Company's Amended and Restated Bylaws, (iv) the Operating Partnership's Amended and Restated Agreement of Limited Partnership, and (iv) the participating leases relating to the hotels in which the Operating Partnership owns an interest.

     We also have reviewed the descriptions set forth in the Registration Statement of the investments, activities, operations and governance of the Company and the Operating

Partnership. We have relied upon the facts set forth in the Registration Statement and in Registration Statements on Form S-11 and Form S-3 previously filed by the Company's with the SEC, and we assume that each of the Company and the Operating Partnership have been and will continue to be operated in accordance with (i) applicable laws and the terms and conditions of applicable documents and (ii) the statements and representations made in the Registration Statement. In addition, the Company's has today provided us with a letter, executed by a duly appointed officer of the Company, setting forth certain representations relating to the formation and operation of the Company and the Operating Partnership.

     In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, and (vi) the accuracy and completeness of all records made available to us. We also have assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

     The opinions set forth below are based upon the Code, the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Commencing with the Company's taxable year ending December 31, 1998, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and the organization and proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code.

     2. The Operating Partnership will be treated as a partnership for federal income tax purposes and not as a corporation.

     3. The discussion in the Prospectus constituting part of the Registration Statement under the caption "Federal Income Tax Considerations" fairly summarizes the material federal income tax considerations.

     We express no opinion other than those expressly set forth herein. Furthermore, the Company's continuing qualification as a REIT will depend on the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for an entity to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company will meet these requirements or the representations made to us with respect thereto.

     In rendering the foregoing opinion we express no opinion with respect to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event that there is any change in legal authorities, facts, assumptions or documents upon which this opinion is based or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so. This opinion is rendered only to those whom it is addressed and may not be relied upon in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                  Very truly yours,



                                  /s/Sidley Austin Brown & Wood LLP